As filed with the Securities and Exchange Commission on March 7, 2025

Registration Statement No. 333-284420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MKDWELL Tech Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	3600	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1F, No. 6-2, Duxing Road,

Hsinchu Science Park,

Hsinchu City 300, Taiwan

+886-3-5781899

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Huan Lou, Esq.

David B. Manno, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-284420) of MKDWELL Tech Inc., a (BVI) Limited, a British Virgin Islands business company, (the “Company”) is to file Exhibit 23.1 and Exhibit 23.2. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the cover page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibits filed herewith. This Amendment No. 2 does not contain a copy of the prospectus that was included in the Company’s Registration Statement and is not intended to amend or delete any part of the prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Pursuant to the BVI Companies Act and the Company’s Amended and Restated Memorandum and Articles of Association, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (b) is or was, at the request of the Company, serving as a director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. This indemnification does not apply to a person unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Under the Company’s Amended and Restated Memorandum and Articles of Association, termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

We issued the following securities that were not registered under the Securities Act. Each of these securities were issued in reliance upon the exemptions provided by Section 4(a)(2) and/or Regulation S under the Securities Act. No underwriters were involved in these issuances of securities.

On July 24, 2024, MKDWELL (Jiaxing) Electronic Technology Ltd. (the “Borrower”), a company organized and existing under the laws of China, and MKDWELL Tech Inc. (the “Issuer”), a corporation organized and existing under the laws of the British Virgin Islands, entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an investor (the “Investor”), pursuant to which the Investor agreed to purchase from the Borrower a convertible promissory note in the aggregate principal amount of RMB35,000,000 (approximately USD $4.8 million) (the “Jiaxing Note”). The Issuer also agreed that it would issue an additional 150,000 of its ordinary shares to the Investor within ten (10) business days after the Investor receives and provides to the Issuer the applicable permit or approval from the People’s Republic of China authority with respect to the foreign currency exchange regulations to hold such shares, including such required approval pursuant to SAFE Circular No. 37.

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The Jiaxing Note shall bear interest at the rate of ten percent (10%) per annum, and the entire unpaid principal balance of the Jiaxing Note plus any accrued and unpaid interest thereon (the “Jiaxing Note Amount”) is payable two years from the issuance date. In addition, at any time beginning ninety (90) days after the issuance date of the Jiaxing Note, the Jiaxing Note Amount may be converted into ordinary shares of the Issuer at a price per share equal to the lower of (x) $5.00 or (y) the fifteen (15) trading day volume weighted average price of the ordinary shares of the issuer, provided that in no event will the conversion price be lower than $2.00. The Jiaxing Note financing closed on August 12, 2024 and the Borrower received gross proceeds of RMB35,000,000 (approximately $4.8 million). On January 14, 2025, the parties to the Jiaxing Note financing agreed to terminate the Purchase Agreement and the Jiaxing Note.

On July 24, 2024, Cetus Capital, MKD Taiwan, MKD BVI, the Company, and D. Boral Capital LLC (formerly known as EF Hutton LLC) entered into an Amended Satisfaction and Discharge Agreement, pursuant to which the Company and its subsidiaries agreed, among others, that (i) the Company shall wire $862,500 to D. Boral Capital LLC; and the Company shall cause to be transferred or issued to D. Boral Capital LLC (or its designees) 115,000 Ordinary Shares (which was agreed to have an agreed value of $10 per share, or $1,150,000 in the aggregate (the “Original Aggregate Share Value”)) to satisfy the deferred underwriting commission owed to D. Boral Capital LLC pursuant to Cetus Capital’s initial public offering, and (ii) the Company agreed to file a registration statement to register the Ordinary Shares issued to D. Boral Capital LLC, and that if the aggregate VWAP value of the 115,000 Ordinary Shares that D. Boral Capital LLC holds as of the effectiveness date of the registration statement for the Ordinary Shares, is lower than the Original Aggregate Share Value (the difference between the VWAP value on such date and the Original Aggregate Share Value, the “Difference in Amount”), then the Company shall compensate D. Boral Capital LLC either in cash or issuing additional Ordinary Shares at a new value of Ordinary Shares, the (“New Share Price”) in an amount equal to the Difference in Amount on the effectiveness date of the registration statement. If the Company decides to compensate D. Boral Capital LLC for the Difference in Amount in issuing additional Ordinary Shares, then the New Share Price shall equal an amount that is the lowest of the VWAP for a period of five (5) trading days immediately prior to the registration statement effectiveness date, but the parties agree that the Company shall also be treated as having discharged all liability relating to the Difference in Amount by issuing an additional 200,000 Ordinary Shares to D. Boral Capital LLC (for a total of 315,000 Ordinary Shares issued to D. Boral Capital LLC).

On July 26, 2024, the Company issued a promissory note to D. Boral Capital LLC in the amount of $862,500 in respect of the cash amount owed under the Amended Satisfaction and Discharge Agreement, which bears interest at a rate of ten percent (10%) per annum.

On November 26, 2024, the Company entered into a securities November 2024 SPA (the “November 2024 SPA”) with Streeterville Capital, LLC, a Utah limited liability company (the “Investor”), pursuant to which the Company issued to the Investor an unsecured convertible promissory note, on November 26, 2024, in the principal amount of $1,851,000 (the “November 2024 Convertible Note”, or the “Note”), convertible into Ordinary Shares, for a purchase price of $1,700,000. As part of the consideration for entering into the November 2024 SPA, the Company will issue a total of 1,800,000 Ordinary Shares (the “Pre-Delivery Shares”) to the Investor for a price of $0.0001 per share. Upon full repayment of the November 2024 Convertible Note, the Company has the right to repurchase the Pre-Delivery Shares at the price of $0.0001 per share.

Pursuant to the November 2024 SPA, within forty-five (45) days of the closing date, the Company will file a registration statement on Form F-1 with the SEC to register the Investor’s resale of Conversion Shares and Pre-Delivery Shares. If the registration statement is not declared effective by the SEC within one hundred and five (105) days of the closing date, the outstanding balance of the Note will automatically increase by two and a half percent (2.5%) and will continue increasing by two and a half percent (2.5%) every thirty (30) days thereafter until the registration statement is declared effective or the Investor is able to sell Conversion Shares pursuant to Rule 144 under the Securities Act of 1933, as amended.

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The Note bears interest at a rate of 7% per annum. All outstanding principal and accrued interest on the Note will become due and payable twelve months after the purchase price of the Note is delivered by the Investor to the Company. The Note includes an original issue discount of $136,000 along with $15,000 for the Investor’s legal fees, accounting costs, due diligence, monitoring, and other transaction costs incurred in connection with the purchase and sale of the Note. The Company may prepay all or a portion of the Note at any time by paying 110% of the outstanding principal balance elected for pre-payment.

The Investor has the right at any time beginning on the earlier of (a) the date that is six months after the purchase price of the Note is delivered by the Investor to the Company, and (b) the effective date of the registration statement on Form F-1 to register the Investor’s resale of Conversion Shares and Pre-Delivery Shares, until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into Ordinary Shares (“Conversion Shares”) at a conversion price equal to 80% of the lowest volume weighted average price measured during the period of ten (10) trading days prior to the conversion, subject to the restriction of the floor price as described below.

The Note contains a floor price of $0.178 for the possible future conversions into Ordinary Shares. In the event a conversion notice is delivered where the conversion price is less than the floor price, the Company may satisfy the conversion by payment of the applicable conversion amount multiplied by 110% in cash within two trading days, or alternatively, the Company may reduce the floor price (subject to applicable Nasdaq rules and regulations) to a price at or below the conversion price and deliver the applicable conversion shares.

Upon the occurrence of a Trigger Event, the Investor shall have the right to increase the balance of the Note by 15% for Major Trigger Event and 10% for Minor Trigger Event. In addition, the Note provides that upon the occurrence of an Event of Default, the interest rate shall accrue on the outstanding balance at the rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.

The Convertible Note Financing closed on December 9, 2024 and the Company received an aggregate purchase price of $1,700,000.

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Item 8. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association of MKDWELL Tech Inc., as currently in effect (incorporated herein by reference to Exhibit 1.1 to the shell company report on Form 20-F filed on August 15, 2024).
4.1	Specimen Ordinary Share Certificate of MKDWELL Tech Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
4.2	Specimen Warrant Certificate of MKDWELL Tech Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and Cetus Capital Acquisition Corp. (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Cetus Capital Acquisition Corp. with the Securities & Exchange Commission on February 3, 2023).
4.4†**	Warrant Assignment Agreement between MKDWELL Tech Inc., between Continental Stock Transfer & Trust Company and Cetus Capital Acquisition Corp. dated July 31, 2024.
5.1**	Opinion of Mourant Ozannes (British Virgin Islands) on validity of the ordinary shares being offered
8.1**	Opinion of Mourant Ozannes (British Virgin Islands) on British Virgin Islands tax matters (included in Exhibit 5.1)
10.1	Business Combination Agreement, dated as of June 20, 2023, by and among Cetus Capital Acquisition Corp., MKD Technology, Inc., MKDWELL Limited and Ming-Chia Huang (included as Annex A-1 to the Form F-4) (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.2	First Addendum to the Business Combination Agreement, dated as of July 31, 2023 (included as Annex A-2 to the Form F-4) (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.3	Second Addendum to the Business Combination Agreement, dated as of August 10, 2023 (included as Annex A-3 to the Form F-4) (incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.4	Third Addendum to the Business Combination Agreement, dated as of November 19, 2023 (included as Annex A-4 to the Form F-4) (incorporated by reference to Exhibit 2.4 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.5	Fourth Addendum to the Business Combination Agreement, dated as of February 1, 2024 (included as Annex A-5 to the Form F-4) (incorporated by reference to Exhibit 2.5 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.6	Fifth Addendum to the Business Combination Agreement, dated as of April 30, 2024 (included as Annex A-6 to the Form F-4) (incorporated by reference to Exhibit 2.6 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.7	Sixth Addendum to the Business Combination Agreement, dated as of June 30, 2024 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Cetus Capital Acquisition Corp. with the Securities & Exchange Commission July 3, 2024).
10.8	Lock-Up Agreement between MKDWELL Tech Inc. and certain insiders dated July 31, 2024 (incorporated by reference to Exhibit 4.8 to the shell company report on Form 20-F filed by the registrant on August 15, 2024).
10.9	Amended and Restated Registration Rights Agreement dated July 31, 2024 (incorporated by reference to Exhibit 4.9 to the shell company report on Form 20-F filed by the registrant on August 15, 2024).
10.10	Form of MKDWELL Tech Inc. 2024 Share Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-277785) filed with the SEC on May 28, 2024).
10.11	Letter Agreement among Cetus Capital Acquisition Corp. and its officers, directors, Cetus Sponsor LLC and EF Hutton (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Cetus Capital Acquisition Corp. with the Securities & Exchange Commission February 3, 2023).
10.12	Satisfaction and Discharge of Indebtedness Agreement among Cetus Capital Acquisition Corp., MKDWELL Tech Inc., EF Hutton LLC and others dated April 24, 2024 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Cetus Capital Acquisition Corp. with the Securities & Exchange Commission on April 30, 2024).
10.13	Securities Purchase Agreement dated as of July 24, 2024 by and among MKDWELL (Jiaxing) Electronic Technology Ltd., MKDWELL Tech Inc. and the investor identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Cetus Capital Acquisition Corp. with the Securities & Exchange Commission on July 30, 2024).
10.14**	Promissory Note of the Company to D. Boral Capital LLC (formerly known as EF Hutton LLC) dated July 26, 2024.
10.15**	Amended Satisfaction and Discharge Agreement dated July 24, 2024 between, among others, Cetus Capital, MKDWELL Tech Inc., and D. Boral Capital LLC (formerly known as EF Hutton LLC).
10.16**	Securities Purchase Agreement dated November 26, 2024, by and between MKDWELL Tech Inc. and Streeterville Capital, LLC
10.17**	Convertible Promissory Note dated November 26, 2024, issued by MKDWELL Tech Inc.
21.1	List of subsidiaries of MKDWELL Tech Inc. (incorporated by reference to Exhibit 8.1 to the shell company report on Form 20-F filed by the registrant on August 15, 2024).
23.1*	Consent of Guangdong Prouden CPAs GP
23.2*	Consent of MaloneBailey LLP
23.3**	Consent of Mourant Ozannes (British Virgin Islands) (included in Exhibit 5.1)
24.1**	Power of attorney
107**	Filing fee table

*	Filed herewith.
**	Previously filed.

†	Portions of the exhibit, including certain private and confidential information has been omitted pursuant to Item 601(a)(5) and Item 601(b)(10)(iv) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted portion to the SEC upon request.

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Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hsinchu, Taiwan on March 7, 2025.

MKDWELL Tech Inc.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ming-Chia Huang	Chief Executive Officer, Director	March 7, 2025
Ming-Chia Huang	(Principal Executive Officer)

/s/ Min-Jie Cui	Chief Financial Officer	March 7, 2025
Min-Jie Cui	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 7, 2025
Ming-Chao Huang

*	Director	March 7, 2025
Chih-Hsiang Tang

*	Director	March 7, 2025
Chung-Yi Sun

*	Director	March 7, 2025
Jung-Te Chang

*	Signed by Ming-Chia Huang pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement dated January 22, 2025.

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on March 7, 2025.

Puglisi & Associates

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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